Exhibit 10.3.2

MEMORANDUM OF AGREEMENT

Dated: ***28th August 2007***

Dignity Tanker Corporation hereinafter called the Sellers, have agreed to sell, and 1
Double Hull Tankers Inc., or Nominee hereinafter called the Buyers, have agreed to buy 2

Name: ***Ottoman Dignity*** 3

Classification Society/Class: ***Det Norske Veritas (DNV)*** 4

Built: ***20 November 2000*** By: ***Hyundai Heavy Industries, Ulsan, Korea*** 5

Flag: ***Marshall Island*** Place of Registration: ***Marshall Islands*** 6

Call Sign: ***TCMQ*** Grt/Nrt: ***79,751/48,804*** 7

~~Register~~ ***IMO*** Number: ***9198666*** 8

hereinafter called the Vessel, on the following terms and conditions: 9

Definitions 10

"Banking days" are days on which banks are open both in the ~~country of the currency~~ 11
~~stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.~~ ***United States,*** ***12***
Turkey , Germany, Switzerland and United Kingdom. 12

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, 13 a registered letter, ***e-mail*** ~~telex~~, telefax or other modern form of written communication. 14

"Classification Society" or "Class" means the Society referred to in line 4. 15

1. Purchase Price 16

USD 90,330,000.00 (United States Dollars Ninety Million Three Hundred Thirty Thousand) cash on delivery, without any deductions into Sellers' nominated bank.

2. Deposit 17

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% 18
(ten percent) of the Purchase Price within ***3 (three)*** banking days from the ***time that this Agreement has been*** ***19***
signed by both parties on fax/e-mail exchanges – or from when the escrow account is opened, whichever ***19***
is later. ~~date of this~~ 19
~~Agreement.~~ This deposit shall be placed with ***[TBA]*** 20 and held by them in a joint ***interest bearing*** account for the Sellers and the Buyers, to be released in accordance 21 with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the 22
Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the 23
Buyers. 24

3. Payment 25

The said Purchase Price shall be paid in full free of bank charges to ***[TBA]*** 26 on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect 27 physically ready for delivery in accordance with the terms and conditions of this Agreement and  28 Notice of Readiness has been given in accordance with Clause 5.  29  4.  Inspections  30  a)*  The Buyers  31 have accepted the Vessel based on an inspection report commissioned by OSG Ship  31 Management Inc., carried out at Savona, Italy on August 6-7, 2007  32 and the sale is outright and definite,  33 subject only to the terms and conditions of this Agreement.  34  5.  Notices, time and place of delivery  51  a)  The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall  52 provide the Buyers with 30, 21, 14, 7 and 5 days approximate notice of the expected date of the  53 vessel’s arrival at the  53 intended place of delivery and 3, 2, 1 days definite notices of the  54 date Sellers expect the vessel to be ready for delivery. When the Vessel is at the place  54 of delivery and in every respect physically ready for delivery in accordance with this  55 Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.  56  b)  The Vessel shall be delivered and taken over charter free, free of cargo, safely afloat at a safe  57 and accessible berth or  57 anchorage in United Kingdom Continent or Mediterranean Port  58 in the Sellers’ option.  59  Expected time of delivery:  Between December 15, 2007 and February 7, 2008 in Sellers’ option.  60  Date of canceling (see Clauses 5 c), 6 b) (iii) and 14): February 7, 2008 in Buyers’ option.  61  c)  If the sellers anticipate that, notwithstanding the exercise of due diligence by them, the  62 Vessel will not be ready for delivery by the canceling date they may notify the Buyers in  63 writing stating the date when they anticipate that the Vessel will be ready for delivery and  64 propose a new canceling date. Upon receipt of such notification the Buyers shall have the  65 option of either canceling this Agreement in accordance with Clause 14 within 7 running  66 days of receipt of the notice or of accepting the new date as the new canceling date. If the  67

Buyers have not declared their option within 7 running days of receipt of the Sellers’  68 notification or if the Buyers accept the new date, the date proposed in the Sellers’  69 notification shall be deemed to be the new canceling date and shall be substituted for the canceling  70 date stipulated in line 61.  71  If this Agreement is maintained with the new canceling date all other terms and conditions  72 hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full  73 force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any  74 claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by  75 the original canceling date.  76  d)  Should the Vessel become an actual, constructive or compromised total loss before delivery  77 the deposit together with interest earned shall be released immediately to the Buyers  78 whereafter this Agreement shall be null and void.  79  6.  Drydocking/Divers Inspection  80  b)**  (i)  The Vessel is to be delivered without drydocking. However, the Buyers shall  88 have the right at their expense to arrange for an underwater inspection by a diver approved 89 by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their  90 cost make the Vessel available for such inspection. The extent of the inspection and the  91 conditions under which it is performed shall be to the satisfaction of the Classification  92 Society. If the conditions at the port of delivery are unsuitable for such inspection, the  93 Sellers shall make the Vessel available at a suitable alternative place near to the delivery  94 port.  95  (ii)  If the rudder, propeller, bottom or other underwater parts below the deepest load line  96 are found broken, damaged or defective so as to affect the Vessel’s class, then unless  97 repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers 98 shall arrange for the Vessel to be drydocked at their expense for inspection by the  99 Classification Society of the Vessel’s underwater parts below the deepest load line, the  100 extent of the inspection being in accordance with the Classification Society’s rules. If the  101 rudder, propeller, bottom or other underwater parts below the deepest load line are found  102 broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made  103 good by the Sellers at their expense to the satisfaction of the Classification Society  104 without condition/recommendation*. In such event the Sellers are to pay also for the cost of  105 the underwater inspection and the Classification Society’s attendance.  106  (iii)  If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry- 107 docking facilities are available at the port of delivery, the Sellers shall take the Vessel  108 to a port where suitable drydocking facilities are available, whether within or outside the  109 delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver  110 the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the  111 purpose of this Clause, become the new port of delivery. In such event the canceling date  112 provided for in Clause 5 b) shall be extended by the additional time required for the  113 drydocking and extra steaming, but limited to a maximum of 14 running days.  114  c)  If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above.  115

(i)  the Classification Society may require survey of the tailshaft system, the extent of  116 the survey being to the satisfaction of the Classification surveyor. If such survey is not  117 required by the Classification Society, the Buyers shall have the right to require the tailshaft  118 to be drawn and surveyed by the Classification Society, the extent of the survey being in  119 accordance with the Classification Society’s rules for tailshaft survey and consistent with  120 the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they  121 require the tailshaft to be drawn and surveyed not later than by the completion of the  122 inspection by the Classification Society. The drawing and refitting of the tailshaft shall be  123 arranged by the Sellers. Should any parts of the tailshaft system be condemned or found  124 defective so as to affect the Vessel’s class, those parts shall be renewed or made good at  125 the Sellers’ expense to the satisfaction of the Classification Society without  126 condition/recommendation*.  127  (ii)  the expenses relating to the survey of the tailshaft system shall be borne  128 by the Buyers unless the Classification Society requires such survey to be carried out, in  129 which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses  130 if the Buyers require the survey and parts of the system are condemned or found defective  131 or broken so as to affect the Vessel’s class*.  132  (iii)  the expenses in connection with putting the Vessel in and taking her out of  133 drydock, including the drydock dues and the Classification Society’s fees shall be paid by  134 the Sellers if the Classification Society issues any condition/recommendation* as a result  135 of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers  136 shall pay the aforesaid expenses, dues and fees.  137  (iv)  the Buyers’ representative shall have the right to be present in the drydock, but  138 without interfering with the work or decisions of the Classification surveyor.  139  (v)  the buyers shall have the right to have the underwater parts of the Vessel  140 cleaned and painted at their risk and expense without interfering with the Sellers’ or the  141 Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If,  142 however, the Buyers’ work in drydock is still in progress when the Sellers have  143 completed the work which the Sellers are required to do, the additional docking time  144 needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event  145 that the Buyers’ work requires such additional time, the Sellers may upon completion of the  146 Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock  147 and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether  148 the Vessel is in drydock or not and irrespective of Clause 5 b).  149  *  Notes, if any, in the surveyor’s report which are accepted by the Classification Society  150 without condition/recommendation are not to be taken into account.  151  153  7.  Spares/bunkers, etc.  154  The Sellers shall deliver the Vessel to the Buyers with everything belonging to her included in the sale, on  155 board and on  155 shore and on order at the time of physical inspection. All spare parts and spare equipment including  156 spare tail-end shaft(s) and/or spare  156 propeller(s)/propeller blade(s), belonging to the Vessel at the time of inspection used or  157 unused, whether on board or not shall become the Buyers’ property.  158 Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to  159 replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which  160 are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the  161 property of the Buyers. The radio installation and navigational equipment shall be included in the sale  162 without extra payment if they are the property of the Sellers. Broached/unbroached stores and  163 provisions shall be  163 included in the sale and be taken over by the Buyers without extra payment.  164  The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing  165 the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc.  166 exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation, Captain’s,  167 Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale,  168 as well as the following additional items (including items on hire):  169  [TBA]   8.  Documentation  175  The place of closing: [TBA]  176  In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery  177 documents, set forth in Exhibit A to this Agreement.  178  At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of  197 Delivery and Acceptance confirming the date and time of delivery of the Vessel from the  198 Sellers to the Buyers.  199  At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all  200 plans, etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also  201 be handed over to the Buyers unless the Sellers are required to retain same, in which case the  202 Buyers to have the right to take copies. Other technical documentation including plans, instruction  203 Books and manuals which are, to the best of Sellers’/Managers’ knowledge in English which may  203 be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so  204 request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take  205 copies of same.  206  9.  Encumbrances  207  The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances,  208 mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake  209 to indemnify the Buyers against all consequences of claims made against the Vessel which have 210 been incurred prior to the time of delivery.  211  10.  Taxes, etc.  212  Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag  213 shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’  214 register shall be for the Sellers’ account.  215  11.  Condition on delivery  216  The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is  217 delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be 218 delivered and taken over in substantially the same condition as she was at the time of inspection,  219 fair wear and tear excepted.  219  However, the Vessel shall be delivered with her class fully maintained without condition/recommendation*,  220 free of average damage affecting the Vessel’s class, and with her classification certificates,  221 as well as all other certificates the Vessel had at the time of inspection, clean, valid and  222 unextended without condition/recommendation* by Class or the relevant authorities for a minimum of 6 (six)  223 months after the date of delivery. All continuous survey cycles to be fully up to date at the time of  223 delivery.  224  “Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4a) or 4b), if  225 applicable, or the Buyers’ inspection prior to the signing of this Agreement.  226  * Notes, if any, in the surveyor’s report which are accepted by the Classification Society  228 without condition/recommendation are not to be taken into account. 229  12.  Name/markings  230  Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.  231  13.  Buyers’ default  232  Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this  233 Agreement, and they shall be entitled to claim compensation for their losses and for all expenses  234 incurred together with 8% (eight percent) interest.  235 Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to  236 cancel the Agreement, in which case the deposit together with interest earned shall be released to the 237 Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further  238 compensation for their losses and for all expenses incurred together with 8% (eight percent) interest.  239  14.  Sellers’ default  240

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready  241 to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have  242 the option of canceling this Agreement provided always that the Sellers shall be granted a  243 maximum of 3 banking days after Notice of Readiness has been given to make arrangements  244 for the documentation set out in Clause 8. If after Notice of Readiness has been given but before  245 the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not  246 made physically ready again in every respect by the date stipulated in line 61 and new Notice of  247 Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect  248 to cancel this Agreement the deposit together with interest earned shall be released to them  249 immediately.  250  Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready  251 to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for  252 their loss and for all expenses together with interest if their failure is due to proven  253 negligence and whether or not the Buyers cancel this Agreement.  254  15.  Buyers’ representatives  255  After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers  256 have the right to place two representatives on board the Vessel at their sole risk and expense upon  257 arrival at a mutually convenient place earliest 45 (forty-five) days prior to the intended delivery date.  258 258 These representatives are on board at Buyers’ risk and expense for the purpose of familiarization and in  259 the capacity of  259 observers only, and they shall not interfere in any respect with the operation of the Vessel. The  260 Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.  261  16.  Arbitration  262  a)*  This Agreement shall be governed by and construed in accordance with English law and 263 any dispute arising out of this Agreement shall be referred to arbitration in London in  264 accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or 265 re-enactment thereof for the time being in force, one arbitrator being appointed by each  266 party. On the receipt by one party of the nomination in writing of the other party’s arbitrator,  267 that party shall appoint their arbitrator within fourteen days, failing which the decision of the  268 single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree  269 they shall appoint an umpire whose decision shall be final.  270  *  16 a), 16 b) and 16 c) are alternatives, delete whichever is not applicable. In the absence of  282 deletions, alternative 16 a) to apply.  283  Clauses 17 to 19 and Exhibit A inclusive are deemed incorporated and considered an integral part of this Agreement.

Clause 17  This Agreement or any interest herein may not be assigned by either party without the prior written consent of the other. Any assignment by either of the parties hereto in violation of the foregoing sentence shall be void. This Agreement may not be modified in any respect except in writing signed by both parties and shall be binding upon and shall insure to the benefit of the parties hereto and their respective successors and assigns.  Clause 18  If the Buyers shall be unable to accept delivery of the Vessel due to outbreak of war, restraint of Government, princes or people or other reasons that may be brought about by force majeure, Buyers may terminate this Agreement without liability upon either party and in such event the deposit referred to in Clause 2. of this Agreement shall be released and returned forthwith in full to the Buyers together with interest.  If the Sellers shall not be able to deliver the Vessel due to outbreak of war, restraint of Government, princes or people or other reasons that may be brought about by force majeure, Sellers may terminate this Agreement without liability upon either party and in such event the deposit referred to in Clause 2. of this Agreement shall be released and returned forthwith in full to the Buyers together with interest.  Clause 19  The parties hereto agree that the price, terms, and conditions of this Agreement will not be disclosed until it may be otherwise mutually agreed, unless such disclosure is required to be made in order to comply with any law, regulation, order or process binding on either of the parties or their respective parents, subsidiaries, agents, directors, officers or legal or accounting advisors.  Should, however, details of the sale become known or reported in the market, neither the Buyers nor the Sellers shall have the right to withdraw from the sale or fail to fulfill their obligations under this Agreement.  On behalf of the Sellers: /s/ Mark Lamonte Name:  Mark Lamonte Title: Vice President  On behalf of the Buyers:  Name: Title.

EXHIBIT A  List of documents to be provided by the Sellers  1. Bill of Sale (3 originals) in a form acceptable to the Marshall Islands Maritime Authority warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarised;  2. Resolutions or other evidence from the Owners of the Vessel authorising the sale of the Vessel and the Memorandum of Agreement between the Sellers and the Buyers and inter alia appointing relevant attorneys to attend the closing meeting and the physical delivery of the Vessel and to sign all relevant documentation including, but not limited to, the Bill of Sale, the Protocol of Delivery and Acceptance and the deposit release letter.  3. Sellers’ Power of Attorney empowering the attorneys to attend the closing meeting and the physical delivery of the Vessel and to sign all relevant documentation including, but not limited to, the Bill of Sale, the Protocol of Delivery and Acceptance and the deposit release letter duly notarized;  4. Extract from the public commercial registry for the Vessel;  5. Copy of Sellers’ Articles of Incorporation and By Laws and Incumbency Certificate;  6. Certificate of Ownership and Encumbrances issued by the appropriate authorities showing that the Vessel is owned by the Sellers and is free of any registered encumbrances dated the date of closing;  7. A certificate of deletion from the Vessel’s current registry and Marshall Islands permission to transfer of the Vessel to the Buyers for re-registration under Marshall Islands flag or Buyers nominated flag;  8. Confirmation of class issued within 3 business days prior to delivery showing that the Vessel is in class free of any recommendations and fit to proceed to sea;  9. Copies of all national and international trading/classification certificates;  10. Commercial Invoice for the Vessel marked “fully paid”;   11. Protocol of Delivery and Acceptance;

12. Letter of Undertaking that immediately following payment of the purchase money, Sellers will instruct their representative on board to physically deliver the Vessel to the Buyers;  13. All other documents reasonably required by the Buyers for registration purposes provided that such requirement is communicated within fifteen days prior to the Vessel’s intended date of delivery. Buyers to make best efforts to provide the list of the required documents as early as possible. [TBA]  14. Certificate of Good Standing of Sellers issued by the appropriate authorities.  The Buyers or Buyers’ shareholder shall furnish the Sellers with the following documents:  15. Minutes of the Meeting of the Board of Directors of the Buyers or the Buyers’ shareholders authorising purchase of the Vessel as per the MOA from Sellers appointing person(s) to execute the Protocol of Delivery and Acceptance and all relevant documents and proceed with delivery formalities to be notarized by a Notary Public and Apostiled.  16. Power of Attorney of the Buyers or the Buyers’ shareholders, in favour of the Buyers empowering person(s) to conduct all matters relating to the purchase of the Vessel on behalf of the Buyers, including accept delivery of the Vessel from the Sellers and release the deposit and pay the balance of the purchase price and any other money payable to the Sellers, signing the Protocol of Delivery and Acceptance and attending all relevant matters, to be notarized by a Notary Public and Apostiled.